5429 LBJ Freeway,
Suite 1000
Dallas, TX 75040
214-560-9000
Fax: (214) 560-9349
For immediate release
For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES FIRST QUARTER
FISCAL YEAR 2008 RESULTS
First Quarter Highlights:
•	Sales increase 11.1% to $112 million.

•	Diluted earnings per common share increase 15% to $0.39 per share.

•	Five new Franchise agreements signed, total of 40 locations.

•	Company affirms FY 2008 outlook of $1.45 to $1.55 earnings per share.
December 5, 2007 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $4.0 million or $0.39 fully diluted net income per share for the FY 2008 first quarter compared to $3.6 million or $0.34 per fully diluted share in the prior year.
Sales increased 11.1% to $112 million this quarter compared to the prior year. The exchange rate between the Canadian dollar and the U.S. dollar was 10.2% higher this quarter than the same quarter last year. The Company estimates that higher fuel surcharges account for approximately 0.4% of the increase in sales this quarter compared to the prior year. The core growth rate, the rate excluding the impact of the stronger Canadian dollar and higher fuel surcharges, was approximately 6.8% this quarter.
Selling, general and administrative (“SG&A”) expenses increased 10.4% to $22.7 million compared to the same quarter last year. As a percentage of sales, SG & A expenses were 20.3% in the current year compared to 20.4% in the prior year quarter. As the core growth rate accelerates above the current level, management expects to realize additional leverage from its relatively fixed cost infrastructure.
Operating income increased 10.1% compared to the prior year quarter while cost of sales increased slightly as a percentage of sales and SG&A expenses declined slightly. Purchased transportation costs, the largest component of cost of sales represented 66.1% of sales in the current year quarter, compared to 65.4% in the prior year reflecting the change in business mix as
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Dynamex — First Quarter Fiscal Year 2008
December 5, 2007

on demand sales declined as a percentage of sales from 36.3% last year to 33.3% this year. Other direct cost of sales declined from 7.8% last year to 7.3% in the current year quarter. Total cost of sales represented 73.4% of sales this year compared to 73.2% last year.
Income tax expense was $2.4 million, 37.6% of income before taxes in the current year quarter compared to $2.1 million, 36.9% of income before taxes in the prior year. The increase is primarily attributable to the higher proportion of income generated in the U.S. in the current year which has a higher effective tax rate than Canada.
First Quarter Highlights
“We are very pleased with our first quarter performance and our positive outlook for the year remains very much on track,” said Dynamex Chairman and CEO, Rick McClelland. “Both our top and bottom line grew significantly from a year ago with revenue increasing 11.1% and diluted earnings per share increasing 15%. With $112 million in revenue for the first quarter, we have a run rate of $448 million for the fiscal year or 8.2% growth compared to last year.
“Our core growth rate at 6.8% for the quarter was slightly ahead of our expectations, which positions us well for meeting our growth target of between 6.0% and 10.0% for the year,” added McClelland. “Last quarter, we projected growth in the first two quarters of fiscal 2008 in the mid-single digit range with our growth rate increasing during the final two quarters of the year so we are pleased with our growth rate to start the year.
“Overall, our business performed well during the first fiscal quarter as we continued to see considerable success in generating new business organically through new and existing customer relationships, increasing our competitive strengths and expanding our business through our franchise program which now includes more than 40 locations throughout the United States and Canada,” McClelland continued. “We are also continuing to evaluate opportunities to expand our business through well-priced tuck-in acquisitions that can be easily integrated into our operations and be accretive to the business.
“As our outlook suggests, we remain very confident in our prospects for the fiscal year and beyond,” concluded McClelland. “We have a debt-free business generating solid returns for our shareholders. We have an unmatched service menu and North American footprint. We also have a substantial opportunity for continued growth in the multi-billion dollar same-day and logistics industry in North America. I am very pleased with our performance during the first fiscal quarter of this year and the opportunities ahead.”
Long-Term Debt
Long-term debt was zero at October 31, 2007 and July 31, 2007. Cash flow generated from operations was sufficient to fund operations, capital expenditures and the repurchase of Company stock.
Margins
The gross margin was 26.6% of sales in the current quarter, down slightly from 26.8% in the same quarter last year but within our stated target range for FY 2008 of 26.5% to 27.0%. The reduction in on-demand as a percentage of sales had a negative impact on our gross margin this
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Dynamex — First Quarter Fiscal Year 2008
December 5, 2007

quarter compared to last year. Management expects the gross margin percentage for each of the remaining quarters of this fiscal year will be above the comparable quarters in the prior year.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $7.2 million, 10.4% higher than the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release). EBITDA, as a percentage of sales, was 6.4%, the same percentage as the prior year.
Cash Flow from Operations
Net cash used in operating activities was $4.3 million compared to $0.2 million in the prior year. The increased use of cash is principally attributable to the increase in working capital needed to finance a higher level of accounts receivable and the payment in August 2007 for stock repurchase transactions consummated in FY 2007. Approximately $2.0 million of the increase in accounts receivable was due to an increase in days sales outstanding with the remaining increase due to higher sales and the stronger Canadian dollar. We believe this is temporary and that the accounts receivable balance at the end of our next quarter will be more in-line with the prior year considering the growth in sales and changes in the Canadian dollar.
Depreciation and Amortization
Depreciation and amortization (“D&A”) increased to $671,000 in this quarter from $592,000 in the first quarter last year due principally to the higher level of capital additions in FY 2007, due, in large part, to lessor-financed leasehold improvements and rent abatements last year related to the lease for the corporate headquarters in Dallas. As a percent of sales, D&A was 0.6%, unchanged from the prior year period.
Interest Expense
Interest expense for the three months ended October 31, 2007 was $79,000, $32,000 below the prior year period. The current year had a lower average level of outstanding debt than the prior year.
Outlook
The following outlook for FY 2008 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
The Company continues to expect year-over-year sales growth of between 6% and 10% for FY 2008.
The Company continues to expect FY 2008 net income to range from $1.45 to $1.55 per fully diluted share.
Investor Call
The Company will host an investor conference call on Thursday, December 6, 2007 at 10:00 a.m. Central Standard Time. All interested parties may access the call Toll-Free at 1-877-407-9039. A
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Dynamex — First Quarter Fiscal Year 2008
December 5, 2007

participant will need the following information to access the conference call: Company name — “Dynamex”. A telephone replay of the conference call will be available through December 13, 2007 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 264353.
The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
* * *
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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Dynamex — First Quarter Fiscal Year 2008
December 5, 2007

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	October 31,	July 31,
	2007	2007
	(Unaudited)

ASSETS
CURRENT
Cash and cash equivalents	$4,999	$8,857
Accounts receivable (net of allowance for doubtful accounts of $867 and $866, respectively)	51,099	42,649
Income taxes receivable	1,465	1,092
Prepaid and other current assets	2,546	3,559
Deferred income taxes	3,115	3,136

Total current assets	63,224	59,293

Property and equipment — net	8,789	8,495
Goodwill	49,145	47,613
Intangibles — net	705	326
Deferred income taxes	866	1,398
Other assets	4,534	3,915

Total assets	$127,263	$121,040

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable trade	$10,167	$15,426
Accrued liabilities	25,032	21,679

Total current liabilities	35,199	37,105

Long-term debt	—	—
Other long-term liabilities	2,477	2,526

Total liabilities	37,676	39,631

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 10,225 and 10,145 outstanding, respectively	102	101
Additional paid-in capital	46,679	45,671
Retained earnings	35,116	31,122
Unrealized foreign currency translation adjustment	7,690	4,515

Total stockholders’ equity	89,587	81,409

Total liabilities and stockholders’ equity	$127,263	$121,040

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Dynamex — First Quarter Fiscal Year 2008
December 5, 2007

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)

	Three months ended
	October 31,
	2007	2006
	(Unaudited)

Sales	$111,752	$100,615

Cost of sales:
Purchased transportation	73,922	65,832
Other direct costs	8,125	7,856

	82,047	73,688

Gross profit	29,705	26,927

Selling, general and administrative Expenses:
Salaries and employee benefits	16,073	14,081
Other	6,587	6,447

	22,660	20,528

Depreciation and amortization	671	592
(Gain) loss on disposal of property and equipment	(10)	8

Operating income	6,384	5,799

Interest expense	79	111
Other income, net	(100)	(92)

Income before taxes	6,405	5,780

Income taxes	2,411	2,131

Net income	$3,994	$3,649

Basic earnings per common share:	$0.39	$0.34
Diluted earnings per common share:	$0.39	$0.34

Weighted average shares:
Common shares outstanding	10,174	10,601
Adjusted common shares — assuming exercise of stock options	10,283	10,755
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Dynamex — First Quarter Fiscal Year 2008
December 5, 2007

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
Continued

			Three months ended
			October 31,
			2007	2006
			(Unaudited)
Selected items as a percentage of sales:
Sales			100.0%	100.0%
Cost of sales:
Purchased transportation			66.1%	65.4%
Other direct costs			7.3%	7.8%

			73.4%	73.2%

Gross profit
			26.6%	26.8%
Selling, general and administrative expenses:
Salaries and employee benefits			14.4%	14.0%
Other			5.9%	6.4%

			20.3%	20.4%

Depreciation and amortization			0.6%	0.6%
Loss on disposal of property and equipment			0.0%	0.0%

Operating income			5.7%	5.8%

EBITDA Margin			6.4%	6.4%
EBITDA			$7,155	$6,483

Reconciliation of Non-GAAP Financial Measures:
Net income			$3,994	$3,649
Adjustments:
Income tax expense			2,411	2,131
Interest expense			79	111
Depreciation and amortization			671	592

EBITDA			$7,155	$6,483

Sales by Service Type
On Demand	$37,261	33.3%	$36,525	36.3%
Scheduled/Distribution	36,493	32.7%	31,657	31.5%
Outsourcing	37,998	34.0%	32,433	32.2%

Total Sales	$111,752	100.0%	$100,615	100.0%

Sales by Country
United States	$69,483	62.2%	$63,962	63.6%
Canada	42,269	37.8%	36,653	36.4%

Total Sales	$111,752	100.0%	$100,615	100.0%

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Dynamex — First Quarter Fiscal Year 2008
December 5, 2007

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Three months ended
	October 31,
	2007	2006
	(Unaudited)
OPERATING ACTIVITIES
Net income	$3,994	$3,649
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	671	592
Amortization of bank financing fees	8	6
Provision for losses on accounts receivable	151	156
Stock option compensation	175	149
Deferred income taxes	552	209
Lessor financed leasehold improvements	—	1,162
Non-cash rent expense	15	229
Loss on disposal of property and equipment	(9)	8
Changes in current operating assets and liabilities:
Accounts receivable	(8,601)	(6,319)
Prepaids and other assets	640	424
Accounts payable and accrued liabilities	(1,908)	(432)

Net cash used in operating activities	(4,312)	(167)

INVESTING ACTIVITIES
Purchase of property and equipment	(809)	(1,579)
Acquisition of customer lists	(415)	—
Purchase of deferred compensation investments	(173)	(166)

Net cash used in investing activities	(1,397)	(1,745)

FINANCING ACTIVITIES
Principal payments on long-term debt	—	(1)
Net borrowings under line of credit	—	2,900
Net proceeds from sale of common stock	767	135
Tax benefit realized on exercise of stock options	67	39
Purchase and retirement of treasury stock	—	(1,094)
Other assets and deferred financing fees	(353)	(905)

Net cash provided by financing activities	481	1,074

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	1,370	134

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,858)	(704)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	8,857	6,058

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,999	$5,354

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$48	$98

Cash paid for taxes	$2,314	$962

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